Exhibit 10.2

Overview and general description of State Settlement Agreements

As more fully described under Item 1.01 hereinbefore, King Pharmaceuticals, Inc. has entered into a settlement agreement with the United States of America (the “Federal Settlement Agreement”) and into separate settlement agreements with the District of Columbia and the following 48 states: Alabama, Alaska, Arkansas, California, Colorado, Delaware, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, Washington, West Virginia, Wisconsin, and Wyoming (each, a “State Settlement Agreement”).

Each State Settlement Agreement is substantially identical to the Federal Settlement Agreement (see Exhibit 10.1). Each State Settlement Agreement sets forth the portion of the $50.6 million to be paid to the states. In addition, the State Settlement Agreements with the 13 states on behalf of which the relator has filed claims (the “Qui Tam States”) include provisions relating to the dismissal of such claims and related matters. The State Settlement Agreements with the states that have affected state pharmaceutical programs include provisions relating to these programs. Subject to the foregoing, the State Settlement Agreement with the state of Massachusetts has been provided as a sample State Settlement Agreement containing both the provisions applicable to the Qui Tam States and the state program related provisions.

Settlement Agreement with the state of Massachusetts

STATE SETTLEMENT AGREEMENT

I.  THE PARTIES
This Settlement Agreement (“Agreement”) is entered into this ______ day of ____________ 2005. The parties to this Agreement (hereinafter “the Parties”) are the State of Massachusetts (hereinafter the “State”) and King Pharmaceuticals, Inc., and Monarch Pharmaceuticals, Inc. (collectively “King”), each a Tennessee corporation with a principal place of business in Bristol, Tennessee.
II.  PREAMBLE
As a preamble to this Agreement, the Parties recite the following:
A.    King Pharmaceuticals, Inc. manufactures and sells generic and branded pharmaceuticals through several wholly-owned direct and indirect subsidiaries. The subsidiaries of King Pharmaceuticals, Inc. are listed on Attachment A. For purposes of this Agreement, all references to King include its subsidiaries to the extent that they have manufactured or sold pharmaceuticals that fall within the “Covered Conduct” of this Agreement. The “Covered Conduct” is fully described in Paragraph F, below.
B.    On March 12, 2003, a relator filed a qui tam action in the United States District Court for the Eastern District of Pennsylvania captioned United States ex rel. Edward Bogart, et al., v. King Pharmaceuticals, Inc., et al. (the “Civil Action”).
C.    This Agreement resolves all the civil claims of the State against King arising from or based on the “Covered Conduct” alleged in Paragraph F, below. A separate settlement agreement resolves all the civil claims of the United States arising from or based on the “Covered Conduct” alleged in Paragraph F below (the “Federal Settlement Agreement”).

Separate settlement agreements (together with this Agreement, the “State Settlement Agreements”) resolve the civil claims of the other States, Commonwealths, and the District of Columbia against King arising from or based on the “Covered Conduct” alleged in Paragraph F, below.
D.    At all relevant times, the Medicaid Rebate Program, 42 U.S.C. § 1396r-8, required participating manufacturers to pay rebates to state Medicaid agencies, including the Medicaid agency for the State, pursuant to specific rules based in part, in the case of single-source and innovator multiple-source pharmaceuticals, upon the lowest price at which the manufacturer sold its products to certain commercial customers. The purpose of these specific rules is to ensure that Medicaid receives the benefit of discounts in relation to the pricing available in the commercial marketplace. King entered into a rebate agreement with the Health Care Financing Administration (“HCFA”), now the Centers for Medicare & Medicaid Services (“CMS”), and certain of King’s products were at all relevant times covered by State’s Medicaid plans that provided medical assistance for outpatient prescription drugs. 42 U.S.C. §§ 1396a(a)(10)(A), 1396d(a)(12), and 1396r-8(a)(1). Under the Medicaid Rebate Program and rebate agreement with CMS, King generally agreed: (i) to report quarterly to CMS its average manufacturer price (“AMP”) and, in the case of single-source and innovator multiple-source pharmaceuticals, best price for its pharmaceutical products, as defined by 42 U.S.C. §§ 1396r-8(k)(1) and 1396r-8(c)(1)(C); and (ii) to pay quarterly rebates to the states based on the product of (a) the units of each dosage form and strength paid for under the state Medicaid plan during the rebate period as reported by the state, and (b) the greater of the difference between the AMP and best price, or minimum rebate percentage of the AMP, as further defined in 42 U.S.C.

§ 1396r-8(c). The states receiving Medicaid rebates are sometimes referred to in this Agreement as the “Medicaid States.”
E.    King also participated in [a] supplemental rebate program[s] with the State that generally required a rebate separate from the State’s Medicaid rebate (a “Supplemental State Rebate Program”). The states with Supplemental State Rebate Programs are sometimes referred to in this Agreement as the “State Program States”. The State Program States are: California, Connecticut, Delaware, Florida, Indiana, Maine, Maryland, Massachusetts, Minnesota, Missouri, Montana, New Jersey, New York, North Carolina, Oregon, Pennsylvania, Rhode Island, Texas, Utah, Vermont, Wisconsin and Wyoming. The Medicaid States and the State Program States are sometimes collectively referred to in this Agreement as the “Affected States”.
F.    The State contends that it has certain civil claims against King for engaging in the conduct alleged in sections (i) through (v) during the period January 1, 1994, through December 31, 2002, unless otherwise specified below (the “Covered Conduct”).
(i) The State contends that King knowingly did not collect and analyze its pricing information in a manner that ensured that King would be able to accurately determine the AMP and best price on a quarterly basis. The State also contends that King knowingly did not adequately train its personnel to calculate accurate AMP and best price data, and that King knowingly did not provide its employees with appropriate tools, such as specialized software programs or other commonly used means for calculating Medicaid rebate payments, so that its employees could calculate AMPs and best prices accurately.
(ii) The State also contends that King knowingly included inappropriate customers in its retail class of trade, which resulted in inaccurate calculations of AMPs.

(iii) The State contends that because of the conduct alleged in sections (i) and (ii) above, certain of King’s AMP and best price calculations were inaccurate. The State further contends that, by including such inaccurate calculations in its quarterly submissions to CMS, King failed to report accurately to CMS on a quarterly basis the AMPs and best prices, where applicable, for its pharmaceutical products, and to pay the corresponding proper amounts of Medicaid rebates, resulting in an overall underpayment of Medicaid rebates for the relevant time period. Further, the State contends that King failed to pay the proper Supplemental State Rebate Program rebates, resulting in an overall underpayment of Supplemental State Rebate Program rebates for the relevant time period.
(iv) Accordingly, the State contends that the activities alleged in Paragraph F (i) through (iii) rendered false the following claims or statements: (1) King’s reports to CMS of AMPs and best prices, and the related state invoices, for the pharmaceutical products listed in Attachment B for the 36 quarters from January 1, 1994, through December 31, 2002; and (2) to King’s invoices for the Supplemental State Rebate Programs listed in Attachment C for the pharmaceutical products listed in Attachment D, for the period January 1, 1994, through December 31, 2002.
(v) All other conduct of King alleged in the Civil Action is also included in the “Covered Conduct.”
G.    King represents that after King received an SEC subpoena regarding various matters, the Audit Committee of King’s Board of Directors initiated an independent internal investigation. When this investigation identified the deficiencies in King’s AMP and best price methodologies described in Paragraph F above, King’s outside counsel retained KPMG, a national accounting firm that, in part, specializes in health care and Medicaid reporting. With

KPMG’s assistance, King undertook a comprehensive recalculation to determine the amount of King’s underpayments under the Medicaid rebate program, underpayments under the Supplemental State Rebate Programs, and overcharges to the PHS entities and Federal Supply Schedule customers. King and KPMG began this recalculation by compiling a database of all King transactional data (including sales, rebates and chargebacks), government utilization, customer, contract and product data relevant to the calculation of AMP, best price, Medicaid unit rebate amounts and related PHS, Federal Supply Schedule and Supplemental State Rebate Program calculations for the relevant period. This data was compiled from sources that included King’s sales, adjustment and chargeback records, records of amounts paid to purchasers and other payors, records of product utilization by, and rebates paid to, the state Medicaid agencies and Supplemental State Rebate Programs, contracts and other agreements with pharmaceutical product purchasers, and King’s historical pricing records. King and KPMG confirmed the completeness of the data they compiled by reconciling it to the net sales data in the general ledger trial balances underlying King’s audited financial statements. In addition, KPMG helped King to determine the appropriate class of trade for each of the purchasers of King’s pharmaceutical products.
King re-calculated the AMPs and best prices for its pharmaceutical products from January 1, 1998, through December 31, 2002. King compared the AMPs and best prices that it had originally reported to CMS with the re-calculated AMPs and best prices. This data is contained in a summary document prepared by King, known as the Medicaid variance report, which also identified King’s total underpayment of Medicaid rebates for that period. According to King, all AMP and best price differences between what King originally reported to CMS and the corrected AMPs and best prices are reflected in the Medicaid variance report on a product and quarter basis. In addition, King prepared variance reports reflecting its underpayments of rebates from January 1, 1998 through December 31, 2002 to the State Program States. In addition, King used the results of the recalculation for the 1998 to 2002 period to determine by extrapolation State Medicaid, and Supplemental State Rebate Program variances for all King products with utilization under the applicable program during the period from January 1, 1994 through December 31, 1997.
H.    King represents that it has performed the review and calculations and prepared the variance reports described in Paragraph G above in good faith and that it believes that such calculations and variance reports are complete and accurate in all material respects.
I.    The State also contends that it has certain administrative claims against King for the Covered Conduct.
J.    This Agreement is made in compromise of disputed claims. It is neither an admission of liability by King nor a concession by the State that its claims are not well founded. King expressly denies the allegations of the State as set forth herein and in the Civil Action and denies that it has engaged in any wrongful conduct in connection with the Covered Conduct. Neither this Agreement, its execution, nor the performance of any obligations under it, including any payments, nor the fact of the settlement, is intended to be, or shall be understood as, an admission of liability or wrongdoing, or other expression reflecting upon the merits of the dispute by King.
K.    To avoid the delay, uncertainty, inconvenience, and expense of protracted litigation of the above claims, the Parties reach a full and final settlement pursuant to the Terms and Conditions below.

III.  TERMS AND CONDITIONS
1.    Pursuant to the Federal Settlement Agreement, King agreed to pay to the United States, and the Affected States, collectively, $124,057,318, with accrued interest (the “Settlement Amount”). King also agreed that this interest accrues at 3.75 percent per annum calculated from July 1, 2005, until the date of the payment of the Federal Settlement Amount (as defined in Paragraph 2 below). The Settlement Amount sum constitutes a debt immediately due and owing on the date the Federal Settlement Agreement becomes effective according to its terms (the “Federal Effective Date”).
2.    Of the Settlement Amount in Paragraph 1, King and the United States have agreed that the sum of $73,420,225, with accrued interest, represents the federal share of the Settlement Amount (the “Federal Settlement Amount”). Pursuant to the Federal Settlement Agreement, the Federal Settlement Amount will be paid by King within seven business days after the Federal Effective Date.
3.    Of the Settlement Amount in Paragraph 1, King, the United States and the Affected States have agreed that the sum of $50,637,093, with accrued interest to (but excluding) the date of payment of the Federal Settlement Amount, shall represent the State share of the Settlement Amount (the “State Settlement Amount”). The State Settlement Amount represents (i) the state-funded portions of the claims settled for the Medicaid programs of all Medicaid States and (ii) the entire amount of the claims settled for the Supplemental State Rebate Programs of all State Program States. With respect to the State Settlement Amount, King and the State agree as follows:
A.    The total portion of the Settlement Amount paid by King in settlement for alleged injury to the Medicaid Program for the State is $1,382,471.98, consisting of $714,203.03 paid to the State under this Agreement (the “State Medicaid Settlement Amount”) and

$668,268.95 paid to the federal government as part of the Federal Settlement Amount. The total amount paid to the State pursuant to this Agreement (the “Individual State Settlement Amount”) is $768,190.25 consisting of the State Medicaid Settlement Amount and $53,987.22 allocable to the State’s Supplemental State Rebate Program[s].
B.    If the Parties shall have entered this Agreement on or before the date on which the Federal Settlement Agreement was entered into, King shall make payment of the State’s Individual State Settlement Amount on the same date that King makes payment of the Federal Settlement Amount as set forth in Paragraph 2 above. If the parties have entered into this Agreement after the date the Federal Settlement Agreement was entered into, King shall make payment of the State’s Individual State Settlement Amount on or before the latest of (A) the date on which the Federal Settlement Amount is paid, (B) the date on which the motion to dismiss described in Paragraph 7, below, shall have been granted by the court and an appropriate order entered, and (C) the fifth business day after the date of this Agreement. Payment by King shall be made via wire transfer to a distribution account identified by the National Association of Medicaid Fraud Control Units Settlement Team (the “NAMFCU Team”) for distribution to the State, and shall include interest accrued to (but excluding) the date on which the Federal Settlement Amount is paid, even if the amounts due under this Agreement are due at a later date.
4.    Subject to the exceptions in Paragraph 5, and in consideration of the obligations of King set forth in this Agreement, the State, on behalf of itself and each of its political subdivisions, its officers, agents, agencies, and departments, agrees fully and finally to release King, its past and present parents, affiliates, divisions, and direct and indirect subsidiaries, and each of their predecessors, successors and assigns (the “King Corporate Entities”), and their past and present directors, officers, agents and employees (together with the King Corporate Parties, the “King Released Parties”), from any civil or administrative monetary claim that the State has or may have for the Covered Conduct. The payment of the Individual State Settlement Amount fully discharges King and the other King Released Persons from any obligation to pay Medicaid-related or Supplemental State Rebate Program-related restitution, damages, and/or any fine or penalty to the State for the Covered Conduct.
5.    Notwithstanding any term of this Agreement, the State specifically does not in this Agreement release King and the other King Released Parties from any and all of the following: (a) any criminal, civil, or administrative liability arising under the State’s revenue code; (b) any criminal liability; (c)  any liability to the State or any agencies thereof) for any conduct other than the Covered Conduct; (d) any liability based upon obligations created by this Agreement; (e) except as explicitly stated in this Agreement, any administrative liability, including mandatory exclusion from any of the State’s health care programs; (f) any express or implied warranty claims or other liability for defective or deficient products and services provided by King; (g) any liability based on a failure to deliver items or services due; and (h) any administrative liability against individuals, including current and former directors, officers, and employees of King and the other King Corporate Entities.
6.    In consideration of the obligations of King set forth in this Agreement, conditioned upon King’s payment in full of the Individual State Settlement Amount and except as reserved in Paragraph 5 above and below in this Paragraph, the State agrees to release and refrain from instituting, directing or maintaining any administrative claim or any action seeking exclusion from the State’s Medicaid program or other health care programs against King and each other King Corporate Entity for the Covered Conduct. Nothing in this Agreement precludes the State from taking action against King in the event that King is excluded from the Medicaid Program by the federal government, or for conduct and practices other than the Covered Conduct. The Medicaid Fraud Control Unit for the State further agrees to refrain from recommending, causing or attempting to cause any administrative action or sanction, including debarment, by any other government agency of the State for the Covered Conduct. King acknowledges that the State does not have the authority to release King from any claims or actions which may be asserted by private payors or insurers, including those that are paid on a capitated basis for providing health care to the States’ Medicaid programs.
7.    The State agrees to dismiss with prejudice any lawsuit specifically as to King in which the State has intervened and/or as to which the State has the authority to dismiss, currently pending against King, for the Covered Conduct. Without limiting the generality of the foregoing, the State agrees to file a motion to dismiss the State’s counts of the Civil Action with prejudice as of, and dependent upon the occurrence of, the Federal Effective Date.
8.    King waives and will not assert any defenses King may have to any criminal prosecution or administrative action relating to the Covered Conduct, that may be based in whole or in part on a contention that, under the Double Jeopardy Clause in the Fifth Amendment of the Constitution, or under the Excessive Fines Clause in the Eighth Amendment of the Constitution, this Agreement bars a remedy sought in such criminal prosecution or administrative action.
9.    King, on behalf of itself and (to the fullest extent of its authority) the other King Corporate Entities, fully and finally releases, waives, and discharges the State and each of its political subdivisions, and each of their agencies, employees, servants, and agents from any claims (including attorneys’ fees, costs and expenses of every kind and however denominated) which King or any other King Corporate Entity has asserted, could have asserted, or may assert in the future against the State and each of its political subdivisions, and each of their respective officers, agencies, employees, servants and agents, related to or arising from the State’s investigation and prosecution of the Covered Conduct up to the later to occur of (a) the Federal Effective Date and (b) the date of this Agreement.
10.    The amounts that King must pay pursuant to this Agreement shall not be decreased as a result of the denial of claims for payment now being withheld from payment by the State’s Medicaid program, or any other State payor where such denial resulted from the Covered Conduct. If applicable, King agrees not to resubmit to any Medicaid program, state payor, or any other government payor, any previously denied claims, which denials were based on the Covered Conduct, and agrees not to appeal any such denials of claims.
11.    King agrees that it shall not seek payment for any of the monies owed under this Agreement from any health care beneficiaries or their parents, sponsors, legally responsible individuals, or third-party payors. King waives any causes of action against these beneficiaries or their parents, sponsors, legally responsible individuals, or third party payors based upon the claims for payment covered by this Agreement. Nothing in this Paragraph 11 shall affect King’s rights to recover amounts due under agreements with non-governmental third parties, including sellers and manufacturers of pharmaceutical products to whom King previously has paid royalties, co-promotion fees or other amounts determined directly or indirectly by reference to the net sales of King’s products.
12.    This Agreement is intended to be for the benefit of the Parties only, and by this instrument the Parties do not release any claims against any other person or entity other than King and the other King Released Parties.

13.    Nothing in this Agreement constitutes an agreement by the State concerning the characterization of the amounts paid hereunder for purposes of the State’s revenue code.
14.    Nothing in this Agreement shall limit King’s right and/or obligation under the Medicaid Rebate Program to refile AMPs and best prices for the products identified in Attachment B.
15.    Except as set forth in Paragraph 16, below, each party to this Agreement shall bear its own legal and other costs incurred in connection with this matter, including the preparation and performance of this Agreement.
16.    In addition to all other payments and responsibilities under this Agreement, King has agreed that it will pay: (i) all reasonable travel costs and expenses of the NAMFCU negotiating team; and (ii) $1,000,000 for the Participating States’ settlement costs (the “Expense Fund”). King has agreed to pay these amounts by separate check or wire transfer made payable to the NAMFCU after all Participating States execute a State Settlement Agreement. The State’s share, if any, of the Expense Fund shall be a proportional amount of the original $1,000,000 plus any accrued interest, determined pro rata based on the costs and other direct expenses associated with this settlement that the State is legally obligated to pay, as compared to such costs for all other settling states. In the event that the aggregate amounts of all such costs do not exceed the amount in the Expense Fund, the balance shall be paid to the states in proportion to their State Settlement Amounts.
17.    This agreement does not constitute an admission by any person or entity, and shall not be considered as an admission by any person or entity, with respect to any issues of law or fact.

18.    King has entered into a Corporate Integrity Agreement (“CIA”) with HHS-OIG, in connection with this matter. A breach of King’s obligations under the CIA shall not constitute a breach of this Agreement. King acknowledges that the CIA does not preclude the State from taking any appropriate action against King for future conduct under the State’s laws.
19.    The undersigned King signatories represent and warrant that they are authorized by their respective Boards of Directors to execute this Agreement. The undersigned State signatories represent that they are signing this Agreement in their official capacities and they are authorized to execute this Agreement through their respective agencies and departments. King represents that this Agreement is freely and voluntarily entered into without any degree of duress or compulsion whatsoever.
20.    If the Federal Settlement Agreement shall have been terminated in accordance with its terms, King shall have the option to terminate this Agreement, in which case this Agreement shall be null and void for all purposes, as if it never had existed.
21.    King contends that beginning with its calculations and reports for products utilized in the first quarter of 2003 it has been calculating and reporting AMP for its pharmaceutical products using a methodology that has resulted in it overpaying its quarterly rebates to Medicaid and to Supplemental State Rebate Programs. Nothing in this Agreement shall limit King’s right to recover these overpayments from the State, the State’s Medicaid agency or the State’s Supplemental State Rebate Programs, and nothing in this Agreement shall limit the right of State, the State’s Medicaid agency or the State’s Supplemental State Rebate Programs to contest any such recovery.
22.    This Agreement is governed by the laws of the State.

23.    This Agreement shall be binding on all successors, transferees, heirs, and assigns of the Parties.
24.    This Agreement constitutes the complete agreement between the Parties with regard to the Covered Conduct. This Agreement may not be amended except by written consent of the Parties.
25.    Each party agrees to perform any further acts and to execute and deliver any further documents reasonably necessary to carry out this Agreement. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same Agreement. Facsimiles of signatures shall constitute acceptable binding signatures for purposes of this Agreement.

[The remainder of this page is intentionally left blank.]

For the State of Massachusetts:

By:	/s/ Nicholas J. Messuri	Dated:	9/30/05

Title:	Assistant Attorney General

For the State of Massachusetts Medicaid Program:

By:	/s/ Beth Waldman	Dated:	9/29/05

Title:	Medicaid Director

KING PHARMACEUTICALS, INC. MONARCH PHARMACEUTICALS, INC.

By:	/s/ Brian A. Markison	Dated:	10/31/05
EXECUTIVE SIGNATORY King Pharmaceuticals, Inc.

By:	/s/ Brian A. Markison	Dated:	10/31/05
EXECUTIVE SIGNATORY Monarch Pharmaceuticals, Inc.

By:	/s/ Marc Rosenberg	Dated:	10/31/05
MARC ROSENBERG, ESQ. Cravath, Swaine & Moore LLP

Attachment A
King Pharmaceuticals of Nevada, Inc.
King Pharmaceuticals Research and Development, Inc.
Gentrac, Inc.
JMI-Daniels, Inc.
Meridian Medical Technologies, Inc.
Brunswick Biomedical Investment Corporation
STI International Limited
Meridian Medical Technologies Limited
Monarch Pharmaceuticals, Inc.
Monarch Pharmaceuticals of Ireland Limited
Parkedale Pharmaceuticals, Inc.
Jones Pharma Incorporated
Daniels Pharmaceuticals, Inc.

Attachment B
ACETAMINOPHEN
ADRENALIN
ALTACE
AMANTADINE
ANEXSIA
ANUSOL
APLISOL
AVC
BARIUM
BICILLIN
BREVITAL
BROMPHEN
BROMPHENIRAMINE
CHLORAMPHENICOL
CHLOROMYCETIN
CODEINE
COLY-MYCIN
CORGARD
CORTISPORIN
CORZIDE
CYTOMEL
DELESTROGEN
DRIZE-R
ENDAGEN
FLORINEF
FLUOGEN
FLUPHENAZINE
GUAIFENESIN
HCBT/APAP
HISTOPLASMIN
HUMATIN
HYDROCODONE
HYDROCORTISONE
KEMADRIN
KETALAR
KETAMINE
KGDAL
KGFED
KGHIST
LEVOXYL
LORABID
MANTADIL
MENEST
MONAFED
MORPHINE

Attachment B

NASABID
NEOPOLYMYXIN
NEOSPORIN
NORDETTE
NUCOFED
ORTHO-PREFEST
OTOCAIN
OXYCODONE
PAPAVERINE
PEDIOTIC
PENICILLIN
PHENIRAMINE
PHENOBARBITAL
PHENTERMINE
PITOCIN
PITRESSIN
POLYSORIN
POLYSPORIN
PROCANBID
PROCTOCORT
PROLOPRIM
QUIBRON
SEPTRA
SILVADENE
TAPAZOLE
THALITONE
THEREVAC
THIOMALATE
THROMBIN
THYROID
TIGAN
TUSSEND
TUSSIGON
TUSSIN
VANEX
VIRA-A
VIROPTIC
WYCILLIN

Attachment C
California ADAP
California COHS
California FPACT
California Unknown
Connecticut ADAP
Connecticut PACE
Connecticut SAGA
Connecticut Unknown
Delaware PA
Delaware SRP
Delaware Unknown
Florida Senior Rx
Indiana AIM
Indiana Unknown
Maine ADAP
Maine ERP
Maine LCDE
Maine Unknown
Maryland KDP
Maryland PAP
Maryland Unknown
Massachusetts ACH
Massachusetts DEL
Massachusetts SPP
Massachusetts Unknown
Minnesota ADAP
Minnesota PDP
Minnesota SD
Minnesota Unknown
Missouri ADAP
Missouri Senior Rx
Montana Unknown
New Jersey ADAP
New Jersey ADRP
New Jersey PAAD
New Jersey SG
New Jersey Unknown
New York ADAP
New York DS
New York EAC
New York EPIC
New York HHR
New York HR
New York MDP
New York Unknown

Attachment C

North Carolina Unknown
Oregon ADAP
Pennsylvania ESRD
Pennsylvania GA
Pennsylvania PACE
Pennsylvania PB
Pennsylvania Unknown
Rhode Island PAE
Rhode Island Unknown
Texas CHIP
Texas CIDC
Texas CSHCN
Texas KH
Utah ADAP
Vermont Script
Wisconsin CD
Wisconsin SC 200
Wisconsin Unknown
Wyoming ADAP
Wyoming MMP

Attachment D

ACETAMINOPHEN
ADRENALIN
ALTACE
AMANTADINE
ANEXSIA
ANUSOL
APLISOL
AVC
BARIUM
BICILLIN
BREVITAL
BROMPHEN
BROMPHENIRAMINE
CHLORAMPHENICOL
CHLOROMYCETIN
CODEINE
COLY-MYCIN
CORGARD
CORTISPORIN
CORZIDE
CYTOMEL
DELESTROGEN
DRIZE-R
ENDAGEN
FLORINEF
FLUOGEN
FLUPHENAZINE
GUAIFENESIN
HCBT/APAP
HISTOPLASMIN
HUMATIN
HYDROCODONE
HYDROCORTISONE
KEMADRIN
KETALAR
KETAMINE
KGDAL
KGFED
KGHIST
LEVOXYL
LORABID
MANTADIL
MENEST
MONAFED
MORPHINE

Attachment D

NASABID
NEOPOLYMYXIN
NEOSPORIN
NORDETTE
NUCOFED
ORTHO-PREFEST
OTOCAIN
OXYCODONE
PAPAVERINE
PEDIOTIC
PENICILLIN
PHENIRAMINE
PHENOBARBITAL
PHENTERMINE
PITOCIN
PITRESSIN
POLYSORIN
POLYSPORIN
PROCANBID
PROCTOCORT
PROLOPRIM
QUIBRON
SEPTRA
SILVADENE
TAPAZOLE
THALITONE
THEREVAC
THIOMALATE
THROMBIN
THYROID
TIGAN
TUSSEND
TUSSIGON
TUSSIN
VANEX
VIRA-A
VIROPTIC
WYCILLIN